Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2026 FIRST QUARTER RESULTS

Q1 2026 Net Sales of $345 Million and Diluted EPS of $1.35 Per Share;

Reaffirms Full Year 2026 Guidance; Quarterly Cash Dividend to be Paid on June 30, 2026

New York, New York, May 5, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today reported record results for the first quarter ended March 31, 2026 (“Q1 2026”).

Financial Highlights: ($ in millions, except per share amounts)	Three Months Ended March 31,
	2026	2025	% Change
Net Sales	$345	$339	+2%
Gross Margin	65.1%	63.7%	+140 bps
Operating Income	$74	$75	(1%)
Operating Margin	21.5%	22.2%	(70) bps
Net Income attributable to Interparfums, Inc.	$43	$42	+2%
Diluted EPS	$1.35	$1.32	+2%
The average dollar/euro exchange rate for the 2026 first quarter was 1.17 compared to 1.05 in the 2025 first quarter, leading to a positive 4.6% foreign exchange impact.

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Our United States and European based operations each delivered year-over-year growth despite mixed results across the portfolio, reflecting the strength of our business model, the appeal of our brands, and the disciplined execution of our strategy. We are navigating a dynamic global marketplace by proactively driving efficiencies across the Company in response to weakness in select regions, tariffs, and the effects of a normalizing market following years of significant global growth. We are encouraged by the resiliency of the fragrance market and its strong underlying fundamentals.

“We generated higher sales across several key geographies, including our largest market North America where sales rose by 7% reflecting continued market growth and the launch of several extensions, in particular for Coach.

Sales in Central and South America increased by 23%, driven by the success of women's and men's Coach franchises and the strength of the Montblanc Legend line.

Sales in Western Europe were flat behind slow consumer demand. Partially offsetting performance in these regions were sales declines in Eastern Europe, driven by operational difficulties in certain markets that disproportionately impacted Lanvin and Lacoste.

Sales declines in the Middle East and Africa were due to the recent intensification of regional wars and conflicts, while lower Asia / Pacific sales were driven by distribution changes we implemented in 2025 in South Korea and India, along with softer consumer demand in Australia / New Zealand, partially offset by strong growth in China.

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“Consolidated sales growth for the 2026 first quarter was driven by strong performances from several of our top brands, led by Coach which grew 30%, Montblanc up 14%, GUESS rose 11%, and Roberto Cavalli posted a 32% increase. Conversely, while Jimmy Choo fragrance sales grew in the United States, overall brand net sales declined 4%, largely due to a moderate downturn in certain European and Asian markets.

“Lacoste declined 12%, reflecting a high growth comparison from the prior year period’s 30% innovation-led growth and weaker market conditions, especially in Eastern Europe. Donna Karan/DKNY net sales declined by a modest 3% in the 2026 first quarter, similarly, reflecting a strong sales base in the first quarter of 2025; however, sales of Be Delicious Core rebounded by 16%, reflecting renewed consumer demand and strengthening momentum for the franchise.”

Innovation Continues Across Portfolio

Mr. Madar continued, “Thus far in 2026, we have successfully launched new line extensions across multiple brands, fortifying our market presence and attracting new audiences. These include: Jimmy Choo, Man Parfum; Coach, Cherry for women and Platinum for men; Montblanc, Legend Elixir; GUESS, Iconic Sublime; Lacoste, Original Aqua; Donna Karan/DKNY, Cashmere & Rose Absolu; and Roberto Cavalli, Uomo Verde Assoluto.

“We expect to introduce additional fragrance extensions across our portfolio throughout the year anchored by these brands and Ferragamo, all while preparing for new, blockbuster launches in 2027.”

ESG Strategy Delivers Strong Returns

“Our ESG strategy is strong, and we have seen a great return on our investment in this program,” said Mr. Madar. “Interparfums received its third consecutive ESG rating increase from MSCI and now sits at BBB. This upgrade was driven primarily by our enhanced measures to calculate and respond to financially material environmental and social risks that our business faces.”

Closing Remarks

Mr. Madar concluded, “We remain confident in our ability to navigate short-term volatility and deliver sustainable, long-term results, while upholding our commitment to our customers, brand partners, and consumers. We are laying a disciplined foundation to drive growth, strengthen execution, and capture value-creating opportunities.”

Financial Commentary

Michel Atwood, Chief Financial Officer of Interparfums, noted, “Our Q1 2026 results included sales of $345 million, expanded gross margin, and improved net income and diluted earnings per diluted share (“EPS”). We ended the quarter in a strong financial position and our capital allocation strategy allowed us to continue to return capital to shareholders.”

Net sales from European and United States based operations rose to $252 million and $96 million, respectively, representing a 2% reported increase for both compared to last year’s first quarter. Sales for European operations included a 5.5% positive foreign exchange impact while United States operations sales included a 2.5% positive foreign exchange impact.

Consolidated gross margin for Q1 2026 was 65.1%, up from 63.7% in the prior period. The 140-basis point improvement was driven by a favorable segment, brand, and channel mix as well as lower than expected destruction costs, which were partially offset by tariffs.

Selling, General and Administrative (“SG&A”) expenses as a percentage of net sales rose to 43.6% in Q1 2026 from 41.6% in the prior year period, primarily due to royalty costs growing ahead of sales driven by unfavorable brand mix, as well as higher logistics costs related to supply chain transitions and channel mix.

The Company continues to invest in both its current brand portfolio and in advance of new introductions planned for 2027 and beyond. Advertising and Promotional (“A&P”) expense was stable at $52 million, representing approximately 15% of net sales for both the current and prior year periods.

Operating income was $74 million, yielding an operating margin of 21.5%, compared to operating income of $75 million, or 22.2%, in last year’s first quarter. The Company realized a gain of $1.1 million in other income and expenses compared to a loss of $1.7 million in the prior year period.

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Consolidated effective tax rate was stable at 24.6% compared to 24.5% in the prior year period.

Net income attributable to Interparfums, Inc. in Q1 2026 improved to $43 million, or $1.35 per diluted share, representing an increase of 2% compared to net income of $42 million, or $1.32 per diluted share in last year’s first quarter. As a percentage of sales, net income rose to 12.6% compared to 12.5% in the prior year period.

Strong Cash Position

Mr. Atwood continued, “As of March 31, 2026, we reported $237 million in cash, cash equivalents and short-term investments, and working capital of $692 million. Operating cash flow was positive compared to cash outflow from operating activities of $7.4 million in last year’s first quarter. We continue to drive inventory efficiencies, reducing inventory days on hand by 17 days to 259 days compared to the prior year period. Long-term debt approximated $157 million.”

Reaffirms 2026 Guidance

Mr. Atwood concluded, “We are maintaining our 2026 outlook of $1.48 billion in sales and EPS of $4.85. Our cautious optimism for the balance of 2026 reflects the confidence in the underlying strength of our business model, the broadening appeal of our current brand portfolio, and the actions we are taking to mitigate macro pressures. We are keeping a close eye on global developments, including the war in the Middle East and any effects of inflation on supplier pricing adjustments and consumer behavior. We remain proactive in addressing the impact of tariffs on our cost structure, while also monitoring the potential for tariff refunds that may occur this year.

Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.80 per share will be paid on June 30, 2026, to shareholders of record on June 15, 2026.

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, May 6, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:  (877) 423-9820

International:     (201) 493-6749

Participants are asked to dial in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

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About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White joined the Company’s fragrance portfolio in 2026.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate,” "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Interparfums, Inc. Michel Atwood Chief Financial Officer (212) 983-2640 www.interparfumsinc.com	or	The Equity Group Inc. Devin Sullivan Investor Relations Counsel (212) 836-9608 / dsullivan@theequitygroup.com www.theequitygroup.com

See Accompanying Tables

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (In thousands except share and per share data)

 (Unaudited)

Assets	March 31 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$79,864	$158,091
Short-term investments	157,206	137,093
Accounts receivable, net	332,731	320,625
Inventories	369,630	351,377
Receivables, other	5,853	9,014
Other current assets	44,669	39,954
Income taxes receivable	7,814	11,211
Total current assets	997,767	1,027,365
Property, equipment and leasehold improvements, net	179,389	184,891
Right-of-use assets, net	22,229	23,347
Trademarks, licenses and other intangible assets, net	317,032	325,185
Deferred tax assets	5,311	4,234
Other assets	21,055	20,226
Total assets	$1,542,783	$1,585,248
Liabilities and Equity
Current liabilities:
Loans payable - banks	$4,599	$9,400
Current portion of long-term debt	50,158	54,774
Current portion of lease liabilities	6,212	6,326
Accounts payable - trade	85,342	77,210
Accrued expenses	150,836	189,622
Income taxes payable	8,781	6,671
Total current liabilities	305,928	344,003
Long–term debt, less current portion	107,190	121,254
Lease liabilities, less current portion	14,609	15,967
Deferred tax liabilities	2,504	—
Equity:
Interparfums, Inc. shareholders’ equity:
Preferred stock, $0.001 par value. Authorized 1,000,000 shares: none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,025,781 and 32,067,285 shares at March 31, 2026 and December 31, 2025, respectively	32	32
Additional paid-in capital	127,503	127,541
Retained earnings	846,631	828,906
Accumulated other comprehensive loss	(21,853)	(9,029)
Treasury stock, at cost, 9,078,844 and 9,032,840 shares at March 31, 2026 and December 31, 2025, respectively	(70,670)	(66,734)
Total Interparfums, Inc. shareholders’ equity	881,643	880,716
Noncontrolling interest	230,909	223,308
Total equity	1,112,552	1,104,024
Total liabilities and equity	$1,542,783	$1,585,248

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INTERPARFUMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

 (Unaudited)

	Three Months Ended
	March 31,
	2026	2025

Net sales	$344,885	$338,819

Cost of sales	120,246	122,842

Gross margin	224,639	215,977

Selling, general and administrative expenses	150,505	140,900

Income from operations	74,134	75,077

Other expenses (income):
Interest expense	1,434	1,545
Loss on foreign currency	102	781
Interest and investment income	(2,318)	(581)
Other income	(290)	(79)

	(1,072)	1,666

Income before income taxes	75,206	73,411

Income taxes	18,503	18,008

Net income	56,703	55,403

Less: Net income attributable to the noncontrolling interest	13,337	12,911

Net income attributable to Interparfums, Inc.	$43,366	$42,492

Earnings per share:

Net income attributable to Interparfums, Inc. common shareholders:
Basic	$1.35	$1.32
Diluted	$1.35	$1.32

Weighted average number of shares outstanding:
Basic	32,028	32,121
Diluted	32,028	32,174

Dividends declared per share	$0.80	$0.80

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